The MFS High Yield Opportunity Fund revised it's "Principal Investment Practices" and "Principal Risks" sections of the prospectus to include short sales, as described in the supplement dated January 1, 2002 to the prospectus dated December 1, 2001, as filed with the Securities and Exchange Commission via EDGAR on January 2, 2002. Such description is incorporated herein by reference.